Exhibit 10.1
Management Team
2007
Performance Incentive Plan Summary

1.	Introduction
Congratulations on being designated a participant in the Performance Incentive Plan (“PIP,” or the “Plan”), Henry Schein’s incentive-based cash compensation program for its management team. Plan participants include the entire management team of directors and vice presidents. The Plan has been designed to align all participants in a concerted effort to drive our business toward achieving common objectives that benefit the Company as a whole, the management team and each participant. The Plan is specifically designed to:
•	Provide each participating management team member (“Participant”) with an annual cash bonus opportunity;

•	Foster achievement of specific corporate, business unit and individual performance goals (“Goals”);

•	Recognize and reward Participants for individual and group team achievements.
The PIP cash bonus award, in conjunction with a Participant’s base compensation, is intended to provide Participants with competitive total annual cash compensation for comparable positions at companies in our industry and at other organizations of our size.
This program was reviewed and approved by the Compensation Committee of the Board of Directors.
The Compensation Committee or the Chief Executive Officer (the “CEO”) (solely with respect to Participants other than executive officers) has the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the PIP and to construe and interpret the terms and provisions of the PIP and any award issued under the PIP.
Any decision, interpretation or other action made or taken in good faith by or at the direction of the Compensation Committee or the CEO (solely with respect to Participants other than executive officers) will be final, binding and conclusive on Henry Schein and all Participants and their respective heirs, executors, administrators, successors and assigns.
The Compensation Committee may, in its sole discretion, delegate any of its responsibilities under the PIP with respect to the implementation of the Plan (including administrative tasks).
2.	Eligibility
The CEO annually determines eligibility for participation in the Plan. Participation is intended to be ongoing. However, changes in assignments may result in a Participant’s being ineligible to participate in the Plan. Team Schein Members will be notified at the beginning of each year regarding their eligibility to participate in the Plan.
3.	PIP Awards
PIP awards are based on:
•	The Company’s annual profitability, specifically measured against earnings per share (“EPS”), net income or other predetermined profitability Goals;

•	The participant’s business unit or functional area’s level of achievement in financial and other performance goals;

•	The participant’s achievement of his or her individual MBO goals .

4.	Individual Performance Goals
A Participant’s individual performance Goals are classified into three categories:
•	Company financial performance

•	Functional area financial performance

•	MBO performance
The Company Financial Performance Goals are based on annual earnings per share (EPS) achievement. The Functional Financial Performance Goal and the MBO Performance Goal evaluation and analysis are conducted annually, unless otherwise specified. The PIP award payouts corresponding to levels of achievement of Company Financial Performance Goals are set forth on Exhibit A. The PIP award payouts for meeting or exceeding Functional Area Financial Goals and each Participant’s individualized MBO Performance Goals are set forth on Exhibits B and C, respectively.
Each Participant’s Goals will be determined at the start of each year by their Manager and then reviewed, as applicable, by the Executive Management Committee (EMC) Member, CEO or the Compensation Committee. There will be an ongoing review of these goals. Any changes during the year must be approved by the Manager and, if appropriate, by the CEO. Each Participant and his or her Manager are encouraged to have performance evaluations during the year to monitor progress and, if necessary, to modify Goals (with the approval of the CEO and/or the Compensation Committee, if appropriate) for the balance of the year.
The following table illustrates performance Goals for different types of management positions:
Performance Goals Based on Position and Role

Range of Performance Goal Categories
	Functional	Company
	Financial	Financial
Management Segment	Performance	Performance	MBO Performance
Corporate Management Participants (e.g. Finance, Supply Chain TSM’s, etc)	10% — 40%	15% — 40%	30% — 50%
Major Business Unit Participants (e.g. Dental Group, Medical Group, Veterinary Group TSM’s, etc.)	55% — 65%	15% — 35%	10% — 25%
Supporting Corporate Function Participants (e.g. Legal Department, Human Resources Department TSM’s, etc.)	10% — 20%	15% — 35%	40% — 60%
Note: This schedule is intended to provide guidelines for development of a specific performance plan for each Participant. Final weighting of performance Goals for each Participant will be determined by the Participant’s Manager and, if appropriate, approved by the CEO and/or the Compensation Committee.

5.	Company Financial Performance Goals
The Company and EPS Goal’s included on Exhibit A are determined by the Compensation Committee with input from the Executive Management team. The Compensation Committee will make adjustments to the 2007 EPS goal for acquisitions based on information provided to them by the Executive Management team. Changes to the goal will be provided to the participants.
See Exhibit A for PIP award payouts for achieving Company Financial Performance Goals.
6.	Functional Area Financial Performance Goals
For Participants managing areas that impact a P&L, these Goals are based on the business unit’s financial performance measured against annual financial budgets, in the following areas:
•	Group/Divisional gross profit goals.

•	Group/Divisional contribution dollars.

•	Group/Divisional Pre-Tax income after “service charges.”

•	Group/Divisional net income Goals.

•	Pre-Tax Income of operating subsidiaries — sales, gross profit and operating income Goals.
For Participants with infrastructure or supporting responsibilities, these Goals are based on expense performance relative to the budget.
See Exhibit B for PIP award payouts for achieving levels of the Functional Area Financial Goals.
7.	MBO Performance Goals
Specific, measurable MBO Performance Goals will be developed for each Participant. These MBO Performance Goals should drive toward and support five enterprise-wide initiatives: Profitability; Process Excellence; Customer Satisfaction, Strategic Planning, and Organizational Development. To drive performance and to focus management energy, it is recommended that the number of MBO’s be limited to five to nine critical objectives.
▪	Profitability — e.g., reduce expenses as a percent of sales; increase gross profit percentage and gross profit dollars; increase business unit sales; reduce inventory.

▪	Process Excellence — e.g., implement a new policy; reduce errors to customers; reduce DSO’s; increase inventory turns.

▪	Customer Satisfaction — e.g., increase frequency of salesperson to customer contacts; implement project to develop computer screens to aid in positive customer interactions; support internal customer by completing all recruits within a reasonable predetermined time period; develop customer feedback program, such as surveys and focus groups.

▪	Strategic Planning — e.g., develop strategic plan based on individual responsibilities; benchmark Participant’s unit against similar companies’ functions.

▪	Organizational Development — e.g. personal business development, succession planning, diversity goals, staff development, recruitment goals.
See Exhibit C for PIP award payouts for achieving and exceeding MBO Performance Goals.

8.	Acquisitions, New Business Ventures and Other Adjustments
Functional Financial and MBO goals, if applicable, will be adjusted for acquisitions and new business ventures that were not initially considered when developing the original Company target. The Compensation Committee will adjust the Company Financial Performance Goal for unbudgeted acquisitions by an amount equal to a reasonable estimate of the expected accretion or dilution. In the event the Compensation Committee adjusts the Company Financial Performance Goal for unbudgeted acquisitions in accordance with the preceding sentence, the PIP award payouts set forth on Exhibit A will correspond to the levels of achievement of the adjusted Company Financial Goal.
Adjustments may also be made to the Company Financial Performance Goals in the discretion of the Compensation Committee for items resulting from, for example, unforeseeable events or other facts and circumstances beyond the control of the Company. Notwithstanding anything to the contrary, all items of gain, loss or expense as presented to the Compensation Committee for, or during, the applicable fiscal year, that are related to the following items will not be considered in the calculation of Company Financial Performance Goals:
(i) (a) the disposal of a business or discontinued operations; (b) capital transactions undertaken by the Company during the fiscal year; or (c) the Company’s repurchase of any class of its securities during the fiscal year; or (d) unbudgeted changes in accounting principles or to changes in applicable law or regulations.
The acquisition budget will be used for adjusting Functional Financial and MBO Goals, if applicable.
9.	Plan Awards
During the first fiscal quarter of each year, individual performance for the previous year is evaluated relative to Goals. PIP awards are determined for each performance category, as applicable. A Participant’s total Plan award will equal the sum of the awards earned in each category for the previous year’s performance.
Notwithstanding anything herein to the contrary, the Compensation Committee or the CEO (solely with respect to Participants other than executive officers) may, at any time, provide that all or a portion of a PIP award is payable: (i) upon the attainment of any goal (including the Goals), as determined by the Compensation Committee or the CEO, as applicable; or (ii) regardless of whether the applicable goals are attained, as determined by the Compensation Committee or the CEO (solely with respect to Participants other than executive officers) in their sole discretion.
In order to receive any PIP award, Participants must be actively employed on March 15 of the year the Plan award is to be paid out. A prorated Plan award may be available, at the discretion of the CEO, if a Participant in the Plan dies, becomes permanently disabled, retires at the normal retirement age during the Plan year, or in other special circumstances.
PIP awards, less applicable withholdings, will generally be made by the end of the first fiscal quarter of each year.
This Plan is not intended to, nor does it constitute, a contract or guarantee of continued employment. The Company reserves the right to change or terminate the Plan at any time without notice.

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